Exhibit 99.2

For Financial Inquiries:

Sybase Investor Relations

Charlie Chen

(925) 236-6015

charlie@sybase.com

Lynne Farris

(925) 236-8797

lynne.farris@sybase.com

Sybase, Inc. Announces Closing of Merger and Entry into Supplemental

Indenture Relating to its 3.50% Convertible Senior Notes Due 2029

DUBLIN, Calif. — July 30, 2010 — Sybase, Inc., an industry leader in enterprise and mobile software, today announced that it is delivering notice to the holders of its 3.50% Convertible Senior Notes Due 2029 of the closing on July 29, 2010 of the “second-step” cash merger of Sheffield Acquisition Corp., a wholly owned subsidiary of SAP America, Inc., with and into Sybase at a price of $65.00 per share, with Sybase being the surviving entity.

As more fully described in the notice of the merger being delivered to noteholders, pursuant to the indenture under which the notes were issued, the notes are convertible in connection with the merger and continue to be convertible under other sections of the indenture as set forth in the Fundamental Change Notice and Non-Stock Fundamental Change Notice dated July 27, 2010 (the “Fundamental Change Notice”).

Sybase also today announced that it has entered into a supplemental indenture on July 29, 2010 with U.S. Bank National Association, the trustee under the indenture with respect to the notes, providing that from and after the effective time of the merger, each $1,000 principal amount of notes will be, at the option of the noteholders, convertible into the amount of cash equal to the per share merger consideration multiplied by the conversion rate. The conversion rate for conversions submitted on or prior to the close of business on August 17, 2010 will be 22.9939, and we expect the conversion rate for conversions submitted after the close of business on August 17, 2010 to be 20.8836, each as subject to the terms of the indenture and as more fully described in the Fundamental Change Notice.

Noteholders should read carefully the notice they have received or will be receiving regarding their conversion rights resulting from the merger and their conversion rights and rights to require Sybase to repurchase their notes as set forth in the Fundamental Change Notice, as each contains important information as to the procedures and timing for the exercise of such rights, as well as information regarding the interest payable by Sybase on such notes.

About Sybase, Inc.

Sybase is an industry leader in delivering enterprise and mobile software to manage, analyze and mobilize information. We are recognized globally as the performance leader, proven in the most data-intensive industries and across all systems, networks and devices. Our information management, analytics and enterprise mobility solutions have powered the world’s most mission-critical systems in financial services, telecommunications, manufacturing and government. For more information, visit http://www.sybase.com. Read Sybase blogs: http://blogs.sybase.com.

Forward-Looking Statements

Certain statements in this release concerning Sybase, Inc. are forward-looking and involve a number of uncertainties and risks, including uncertainty as to the success of any post-merger integration of the companies and their affiliates, and any assumptions underlying or arising from the foregoing. All forward-looking statements in this release represent Sybase’s judgment only as of the date of this release. Actual events may differ from current expectations based upon a number of factors including the risks and uncertainties set forth above. Therefore, the reader is cautioned not to rely upon these forward-looking statements. Sybase disclaims any intent or obligation to update these forward-looking statements. Additional information concerning Sybase’s risk factors may be found in its reports filed with the U.S. Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2009 and its quarterly report on Form 10-Q for the three-month period ended March 31, 2010.